Exhibit 4.54

PROPERTY AND LAND LEASE

FRAMEWORK AGREEMENT

The Agreement is signed in Guangzhou on December 28, 2022, by and between

Party A: China Southern Air Holding Company

Address: Guangzhou Baiyun International Airport, Guangzhou City, Guangdong Province

Party B: China Southern Airlines Co., Ltd.

Address: Unit 301, 3/F, Office Tower, Guanhao Science Park Phase I, No. 12, Yuyan Street, Huangpu District, Guangzhou City, Guangdong Province

Party A and Party, in accordance with the principles of equality, voluntariness and compensation for use, and through friendly consultations, reach the following Framework Agreement in respect of the leasing of property and land in Beijing, Shenyang, Chaoyang, Dalian, Changchun, Harbin, Urumqi, North China Marketing Center and overseas offices:

Chapter I General Provisions

Article 1 With respect to the lease of the property and land leased by Party A to Party B in accordance with this Agreement, the ownership of the land shall belong to the People’s Republic of China (the “PRC”) and the right to use the land shall belong to Party A. Any underground resources, buried objects and municipal utilities shall be not included in the leasing scope of such right to use the land.

Article 2 The legitimate rights and interests of Party B in the property leasing hereunder and the activities of using and operating land with the scope of the right to use the land shall be protected by the PRC laws.

Article 3 Party A hereto shall refer to China Southern Air Holding Company and its wholly-owned and majority-controlled subsidiaries, and Party B hereto shall include China Southern Airlines Co., Ltd. and its wholly-owned and majority-controlled subsidiaries.

Chapter II Specific Provisions

Article 4 The parties shall, based on the fair market price, abide by the principle of fairness and rationality to set the price for the right to use the land and the property leased by Party A to Party B.

Article 5 Party A and Party B shall sign a separate specific agreement with respect to the scope and relevant details of the lease in accordance with the Framework Agreement.

Article 6 The purpose of us of the leased property and land hereunder shall not violate the relevant regulations of the PRC or exceed the scope agreed by the parties. If Party B intends to change such purpose of use during the lease term, Party B shall obtain approval from Party A.

Chapter III - Validity and Effective Period of the Agreement

Article 7 The Agreement shall be valid for a period of three years from January 1, 2023 to December 31, 2025, and shall be legally binding for both parties as of the date when this Agreement becomes effective.

Chapter IV Special Provisions

Article 8 The pricing for the transaction shall be in accordance with the principle of fairness and rationality, and shall be based on the fair market price in accordance with the fee regulations of central and local governments and with reference to the asset appraisal report. Party A shall undertake to give Party B a transaction price no higher than the price or fee standard of an independent third party.

Article 9 It is mutually agreed that the transaction amount during the term hereof shall be not more than RMB105,400,000 per year. Party A and Party B shall satisfy the requirements of the relevant Listing Rules in respect of the above maximum amount during the performance of the Agreement.

Party A and Party B confirm that, in accordance with the relevant recognition conditions of IFRS 16 and China’s Accounting Standards for Business Enterprises No. 21 and the annual rent measured by appraisal, the operating lease of the lessee, China Southern Airlines Co., Ltd., shall be regarded as a right-of-use asset with an estimated amount of RMB281,086,012.70 from the commencement of the lease term.

Article V Liabilities for Breach

Article 10 Any violation to the agreements under the Agreement by either party shall be deemed to be a breach of the Agreement. The party in breach shall bear the liability in accordance with the relevant provisions of the Civil Code of the People’s Republic of China, and the other party shall be entitled to terminate the Agreement.

Article 11 In case Party A or Party B only violates a specific agreement signed in accordance with this Framework Agreement, such breach shall be handled in accordance with such specific agreement and shall not affect the continued performance of this Framework Agreement and other specific agreements thereunder.

Chapter VI Supplementary Provisions

Article 12 The Agreement shall not be changed or amended by either party without the prior written consent of both parties. The supplementary agreement is legally binding on both parties only if it is supplemented and modified by mutual agreement and formed in writing.

Article 13 Any matters not covered in the Agreement shall be resolved by the parties hereto through negotiation with a written supplementary agreement. Such written supplementary agreement shall have the equal legal effect as the Agreement.

Article 14 Any dispute arising from the interpretation, validity and implementation of the Agreement shall be resolved through friendly consultation between the parties. Where the consultation fails, either party may submit the dispute to the competent people’s court in Guangzhou for resolution through litigation.

Article 15 The Agreement is made in six copies, with three copies for each party, and each copy shall have the equal legal effect.

(No text below)

Party A: China Southern Air Holding Company

Authorized representative:

Date:

Party B: China Southern Airlines Co., Ltd.

Authorized representative:

Date:

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